UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

KKR Credit Opportunities Portfolio

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 16, 2025

The following information supplements the definitive proxy statement (the “Proxy Statement”) of KKR Credit Opportunities Portfolio (the “Fund”) filed on Schedule 14A with the U.S. Securities and Exchange Commission (the “SEC”) on June 20, 2025, in connection with the solicitation of proxies by the Board of Trustees (the “Board”) of the Fund for the Special Meeting of Shareholders of the Fund (the “Special Meeting”) originally called for August 25, 2025 at 10:00 a.m. Eastern Time, and previously adjourned to September 12, 2025 and further adjourned to November 12, 2025 at 10:00 a.m. Eastern Time in order to solicit additional shareholder proxies.

On November 12, 2025, the Special Meeting was further adjourned to December 16, 2025 at 10:00 a.m. Eastern Time in order to solicit additional shareholder proxies.

This supplement to the Proxy Statement (this “Supplement”) is being filed with the SEC and being made available to shareholders on or about November 20, 2025.

Except as described in this Supplement, the information disclosed in the Proxy Statement remains in full force. To the extent that information in this Supplement differs from information disclosed in the Proxy Statement, the information in this Supplement will apply.

Withdrawal of Proposal 3 From Shareholder Consideration

The purpose of this Supplement is to withdraw from shareholder consideration at the Special Meeting Proposal 3 set forth in the Proxy Statement, which asked shareholders to elect two (2) nominees to the Board.

In light of the Board’s consideration of potential changes to the Board’s composition in connection with the Fund’s proposed conversion, the Board has decided that it is in the best interest of the Fund and its shareholders to seek approval of Proposal 3 at a separate special meeting of shareholders of the Fund in the near future called solely for that purpose. Seeking approval of Proposal 3 at a separate future meeting will allow the Board to further consider the appropriate Board composition. Accordingly, Proposal 3 is hereby withdrawn from shareholder consideration at the Special Meeting, and the Proxy Statement is hereby amended to remove Proposal 3 and related references therein. Except as amended by this Supplement, the Proxy Statement remains in full force.

The Fund will hold the Special Meeting (including any adjournments or postponements) as described below. At the Special Meeting, the Fund intends to hold a vote on all matters in the Proxy Statement except Proposal 3. No vote will be taken with respect to Proposal 3 at the Special Meeting. Therefore, any votes cast regarding Proposal 3 will be neither tabulated nor reported.

Following Removal of Proposal 3, Important Matters Regarding Voting

•

The record date for determining the shareholders entitled to receive notice of, and to vote at, the Special Meeting has been set and remains as the close of business on September 17, 2025 (the “Record Date”).

•	The Fund will not make available or distribute, and you do not need to sign, new proxy cards or submit new voting instructions solely as a result of the withdrawal of Proposal 3.

•

Proxy cards or voting instructions received with direction on Proposal 3 will not be voted on Proposal 3. Proxy cards or voting instructions received and providing direction on the remaining proposals to be considered at the Special Meeting (i.e., Proposals 1 and 2) will remain valid and will be voted on those proposals as directed.

•

If you do not wish to change your vote, no action is necessary. Unless we receive instructions from you to the contrary, the vote instructions you previously submitted will remain in effect for shares you held on the Record Date.

•

If you wish to change your vote on Proposals 1 and 2 or have changed brokerage accounts, you must vote again. Please promptly vote by Internet or telephone, or complete, sign, date and return the proxy card previously provided to you following the directions thereon, disregarding Proposal 3.

•

If you have not yet returned your proxy card or submitted voting instructions, please promptly vote by Internet or telephone, or complete, sign, date and return the proxy card previously provided to you following the directions thereon, disregarding Proposal 3.

Special Meeting of Shareholders of the Fund

The Special Meeting is scheduled to reconvene on December 16, 2025 at 10:00 a.m. Eastern Time. The reconvened Meeting will be held at the offices of Dechert LLP, 1095 Avenue of the Americas, 28th Floor, New York, New York 10036. Only those shareholders of record as of the Record Date of September 17, 2025, are entitled to vote and participate in the Special Meeting.

Additional information concerning the proposals can be found in the definitive Proxy Statement dated June 20, 2025, as filed with the SEC. You may access the Proxy Statement free of charge at www.proxyvote.com.

HOW TO VOTE

You may cast your vote over the Internet, by telephone, by completing the proxy card previously provided to you, or by participating in the reconvened Meeting. Whichever voting method you choose, we urge you to please take the time to read the Proxy Statement that was previously mailed to you before you vote. You may access the Proxy Statement free of charge at www.proxyvote.com.

To vote by mail, please mark your vote on the proxy card previously provided to you and sign, date and return the proxy card in the postage-paid envelope provided. To vote by telephone or over the Internet, please have the proxy card in hand and call the toll-free telephone number listed on the proxy card or go to the website address listed on the proxy card and follow the instructions.

If you need more information, or have any questions about voting, please call Broadridge, the Fund’s proxy solicitor, toll free at 844-202-6602.

Important Information

This communication may be deemed to be solicitation material in connection with the proposals to be considered at the Fund’s upcoming Meeting. In connection with the proposals, the Fund filed the definitive Proxy Statement on Schedule 14A with the SEC on June 20, 2025. Shareholders are urged to read the definitive Proxy Statement, as hereby supplemented, and all other relevant documents filed with the SEC because they contain important information about the proposals. An electronic copy of the definitive Proxy Statement is available on the Fund’s EDGAR profile at www.sec.gov and online at https://kseries.kkr.com/kcop or www.proxyvote.com.